Polo Ralph Lauren Reports Fourth Quarter
and Full Year Fiscal 2008 Results

•	Fourth Quarter Diluted EPS Increased 47% to $1.00
•	Fiscal 2008 Diluted EPS Increased 7% to $3.99
•	The Company Reiterates Its Fiscal 2009 Revenue and EPS Guidance
•	The Company’s Board of Directors Authorizes a New $250 Million Stock Repurchase Program

New York (May 28, 2008) – Polo Ralph Lauren Corporation (NYSE: RL) today reported net income of $104 million, or $1.00 per diluted share, for the fourth quarter of Fiscal 2008, compared to net income of $73 million, or $0.68 per diluted share, for the fourth quarter of Fiscal 2007. The fourth quarter results include the net dilutive impact associated with recent acquisitions, including non-cash amortization of $8 million, as well as a lower effective tax rate. For the fiscal year, net income grew to $420 million, or $3.99 per diluted share, compared to net income of $401 million, or $3.73 per diluted share for Fiscal 2007. The full year Fiscal 2008 results also reflect the net dilutive impact related to the recent acquisitions, including non-cash amortization of $53 million, as well as a lower effective tax rate. The lower effective tax rate for both the fourth quarter and full year Fiscal 2008 periods was primarily due to the resolution of discrete tax items that were partially offset by higher tax expense associated with the adoption of Financial Accounting Standards Board Interpretation No. 48 (“FIN 48”), as well as a greater portion of earnings generated in lower taxed foreign jurisdictions as compared with the United States.

“As I reflect on being in business for the last forty years, what strikes me the most is that our brands continue to get stronger. Innovation lies at the heart of our Company. It is the spirit of entrepreneurship that keeps us nimble, allowing us to develop exciting products, retail formats and even entirely new brands on a global platform,” said Ralph Lauren, Chairman and Chief Executive Officer. “I am proud of the progress our Company made during the year considering the significant challenges that emerged in the second half. Our business has endured through good times and bad, something I attribute to our singularity of purpose and vision, our dedication to superior quality and design, a deep understanding of our customer and a consistent investment in advertising and brand messaging. As we enter this new fiscal year amidst uncertainty, I remain proud of our heritage and excited about the future,” Mr. Lauren added.

“I believe the strength of our fourth quarter and full year results is particularly noteworthy since they were achieved even as we made significant investments in long-term initiatives, all in the context of an extremely difficult domestic retail environment,” said Roger Farah, President and Chief Operating Officer. “The likelihood that the consumer will continue to face significant challenges in the year ahead is not something that we can control. Nevertheless, I remain confident in the relevance of our strategy and our portfolio of brands, the dedication of our talented team, the strength of our balance sheet and our ability to continue to generate excellent returns for our shareholders over the long term.”

Fourth Quarter and Full Year Fiscal 2008 Income Statement Review

Net Revenues.Net revenues for the fourth quarter increased 20% to $1.24 billion, compared to $1.03 billion for the comparable prior year period. Excluding the impact of recent non-comp acquisitions (Impact 21 Co., Ltd. (“Impact 21”), a former Japanese sub-licensee and the remaining interest in Polo Ralph Lauren Japan Corporation as well as New Campaign, Inc. (“New Campaign”), the Company’s former small leathergoods licensee in the U.S.), fourth quarter net revenues increased 14%.

Net revenues for the year grew 14% to $4.88 billion from $4.30 billion in Fiscal 2007. Excluding the effect of recent acquisitions, net revenues for Fiscal 2008 increased by 9%.

•

Wholesale Sales. Wholesale sales increased 25% to $786 million, compared to $629 million in the fourth quarter of Fiscal 2007. Excluding the effect of the Impact 21 and New Campaign acquisitions, wholesale sales were up 13%. The underlying increase in wholesale sales is primarily attributable to the launch of American Living, as well as to sustained growth in Europe and Chaps womenswear. Our wholesale revenue growth during the fourth quarter was partially offset by lower domestic shipments of men’s sportswear and Lauren womenswear.

For Fiscal 2008, wholesale sales increased 19% to $2.76 billion from $2.32 billion in Fiscal 2007. Excluding the effect of recent acquisitions, wholesale sales were up 8%, primarily driven by American Living, Europe, and growth in many of our core apparel categories (menswear, Lauren and Chaps in particular).

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Retail Sales. Retail sales were up 16% to $400 million, compared to $346 million in the fourth quarter of Fiscal 2007. Comparable store sales increased 8.9%, reflecting an increase of 5.6% at Ralph Lauren stores, 10.0% at factory stores and 12.5% at Club Monaco stores. RalphLauren.com sales increased 36%, driven by double-digit gains in all major product categories.

Retail sales for Fiscal 2008 were up 10% to $1.91 billion compared to $1.74 billion in Fiscal 2007, reflecting strong comparable store sales. Total comparable store sales for Fiscal 2008 were up 5.8%, comprised of a 6.6% increase at Ralph Lauren stores, 5.5% at factory stores and 5.7% at Club Monaco stores. RalphLauren.com sales grew 26% in Fiscal 2008.

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Licensing. Fourth quarter licensing royalties declined 2% to $55 million compared to $56 million for the comparable period in Fiscal 2007. Excluding the effect of recent acquisitions, licensing royalties increased 18%, reflecting higher international licensing revenues as well as new product licenses for American Living and Chaps.

Licensing royalties for Fiscal 2008 were down 11% to $209 million compared to $236 million in Fiscal 2007. Excluding the impact of recent acquisitions, licensing royalties increased 6%, as higher eyewear royalties and new product licenses for American Living and Chaps offset the impact related to last year’s receipt of a one-time accelerated payment to exit a licensing arrangement.

Gross Profit. Gross profit for the fourth quarter increased 21% to $674 million, compared to $558 million in the fourth quarter of Fiscal 2007. On a reported basis, the gross profit rate increased 20 basis points to 54.3%, compared to 54.1% during the same period last year. Excluding the effect of recent acquisitions, the gross profit rate was 50 basis points below the comparable period last year, as increased promotional activity in certain of our domestic businesses offset the benefit of higher European sales.

Gross profit for Fiscal 2008 increased 13% to $2.64 billion compared to $2.34 billion in Fiscal 2007. Gross profit rate for Fiscal 2008 was 54.1%, 30 basis points below the prior year, primarily due to the effect of recent acquisitions. Excluding the effect of recent acquisitions, gross profit as a percentage of net revenues for Fiscal 2008 increased 10 basis points from Fiscal 2007, primarily due to higher European sales and partially offset by increased promotional activity in certain of our domestic businesses.

Operating Expenses. Operating expenses increased 21% in the fourth quarter to $530 million, compared to $438 million in the fourth quarter of Fiscal 2007. On a reported basis, expenses as a percent of revenues were 42.7%, 20 basis points higher than last year, as a result of operating expenses at newly acquired businesses, higher stock-based compensation costs and the non-cash effect of purchase accounting.

Operating expenses for Fiscal 2008 increased 18% to $1.98 billion from $1.68 billion in Fiscal 2007. On a reported basis, the operating expense margin was 40.7%, 150 basis points higher than Fiscal 2007, primarily as a result of operating expenses at newly acquired businesses, the non-cash effect of purchase accounting and higher stock-based compensation costs.

Operating Income. Operating income for the fourth quarter increased 20% to $144 million, compared to $120 million for the fourth quarter last year. On a reported basis, the operating margin was 11.6%, flat with the year earlier period. Excluding the effect of purchase accounting related to the recent acquisitions, the fourth quarter operating margin expanded 100 basis points to 12.6%.

Fiscal 2008’s operating income of $653 million was flat with the year earlier period. Higher non-cash amortization of intangible assets and inventory related to purchase accounting for the recent acquisitions reduced reported operating income by approximately $53 million in Fiscal 2008. Operating margin decreased 180 basis points to 13.4% for Fiscal 2008 from 15.2% in Fiscal 2007, primarily due to the effect of purchase accounting related to the recent acquisitions, an increase in Selling, General and Administrative (“SG&A”) expenses due to business expansion and higher stock-based compensation costs.

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Wholesale Operating Income. Wholesale operating income increased 28% in the fourth quarter to $178 million, compared to $139 million in the prior year period. The wholesale operating margin was 22.6% in the fourth quarter, 50 basis points greater than the prior year. Excluding the full impact of recent acquisitions, the wholesale operating margin would have expanded 130 basis points to 23.4%, primarily due to strong European sales.

Wholesale operating income increased 18% in Fiscal 2008 to $565 million, compared to $478 million in Fiscal 2007, primarily due to strength in Europe and the launch of American Living. Wholesale operating margin for Fiscal 2008 was 20.5%, 10 basis points below the 20.6% reported for Fiscal 2007. Excluding the full impact of recent acquisitions, wholesale operating margin would have expanded 90 basis points to 21.5% as higher profitability of our European wholesale operations more than offset promotional activity in certain domestic product categories and higher expenses associated with our new product lines.

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Retail Operating Income. Retail operating loss was $6 million compared to a loss of $2 million in the fourth quarter of Fiscal 2007. The decline in retail operating income primarily reflects increased occupancy costs associated with future store openings and higher markdown activity during the quarter compared to last year.

Retail operating income declined 9% in Fiscal 2008 to $204 million compared to $224 million in Fiscal 2007, and the retail operating margin was 10.7%, 220 basis points below the 12.9% achieved in Fiscal 2007. The year-over-year declines primarily reflect the non-cash effect of purchase accounting associated with our acquisition of the remaining 50% interest in Ralph Lauren Media we did not already own, increased occupancy costs associated with future store openings, as well as higher markdown activity. Excluding the impact of the Ralph Lauren Media acquisition, retail operating income declined 4% and the retail operating margin was down 160 basis points in Fiscal 2008.

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Licensing Operating Income. Licensing operating income decreased 26% to $27 million compared to $36 million in the fourth quarter of 2007. The decline in licensing operating income was due to the effect of acquisitions, primarily relating to the Impact 21 acquisition (which is now consolidated as part of the wholesale segment). Excluding the impact of recent acquisitions, licensing operating income increased 16% compared to the year-earlier period. Fourth quarter licensing operating income benefited from growth in eyewear licensing revenues as well as new product licenses for American Living and Chaps.

Licensing operating income for Fiscal 2008 declined 32% to $97 million compared to $142 million in the year-earlier period. Excluding the impact of recent acquisitions, licensing operating income increased 9% in Fiscal 2008, primarily due to higher eyewear royalties and new product licenses for American

Living and Chaps that were partially offset by the impact related to last year's receipt of a one-time accelerated payment to exit a licensing arrangement.

Net Income and Diluted EPS. Net income for the fourth quarter of Fiscal 2008 increased 41% to $104 million, compared to $73 million in the comparable period in Fiscal 2007, and net income per diluted share increased 47% to $1.00 per share from $0.68 last year. The growth in net income and diluted EPS principally relates to the higher operating income. An effective tax rate of 28% in the fourth quarter of Fiscal 2008 compared to a 39% rate in the comparable period last year also contributed to net income and diluted EPS growth.

Net income for Fiscal 2008 increased 5% to $420 million, compared to $401 million in Fiscal 2007, and net income per diluted share rose 7% to $3.99 per share from $3.73 in the prior year. The growth in net income and diluted EPS results was achieved in spite of significant non-cash amortization related to purchase accounting for the non-comp acquisitions mentioned all year, and principally relates to a lower tax rate of 34.6%, 310 basis points below the prior year.

The lower effective tax rate for both the fourth quarter and full year Fiscal 2008 periods was primarily due to the resolution of discrete tax items that were partially offset by higher tax expense associated with the adoption of FIN 48, as well as a greater portion of earnings generated in lower taxed foreign jurisdictions as compared with the United States.

Fourth Quarter Fiscal 2008 Balance Sheet Review

The Company ended the fourth quarter with $626 million in cash, cash equivalents and short term investments, compared to $564 million at the end of Fiscal 2007. The fourth quarter ended with inventory down 2% to $515 million from $527 million in the fourth quarter of Fiscal 2007, including inventory associated with the recent acquisitions. Excluding the impact of recent acquisitions, year-end inventory would have declined 11% compared to Fiscal 2007.

During the fourth quarter, the Company repurchased approximately 2.5 million shares of Class A Common Stock totaling $156 million and has approximately $392 million remaining under its share repurchase programs, inclusive of a new $250 million authorization recently approved by the Company’s Board of Directors. During Fiscal 2008, the Company repurchased approximately 6.1 million shares of Class A Common Stock totaling $476 million.

For Fiscal 2008, the Company had $217 million in capital expenditures, compared to $184 million in the prior year.

Global Retail Store Network

During the quarter, the Company opened five directly operated stores and closed one directly operated store. During Fiscal 2008, the Company opened 30 directly operated stores and closed 9 directly operated stores.

At the end of the fourth quarter, the Company operated 313 stores with a total of approximately 2.4 million square feet compared to 292 stores with approximately 2.3 million square feet at the end of Fiscal 2007. The current retail group consists of 80 Ralph Lauren stores, 65 Club Monaco stores, 158 Polo factory stores and 10 Rugby stores. In addition, at the end of the fourth quarter, international licensing partners operated 99 Ralph Lauren stores and 49 Club Monaco stores and dedicated shops.

First Quarter Fiscal 2009 Outlook

For the first quarter, the Company expects consolidated revenues to grow at a low to mid-single digit rate and the consolidated operating margin is expected to be down approximately 300-400 basis points.

Fiscal 2009 Full Year Outlook

The Company continues to expect consolidated revenues for Fiscal 2009 to increase by a low-to-mid single digit percentage. The Company’s estimate for diluted earnings per share for Fiscal 2009 remains $3.95-$4.05.

Conference Call

As previously announced, the Company will host a conference call and live online webcast today, Wednesday, May 28, 2008, at 9:00 a.m. Eastern. Listeners may access a live broadcast of the conference call on the Company’s investor relations website at http://investor.ralphlauren.com or by dialing (719) 325-4768. To access the conference call, listeners should dial in by 8:45 a.m. Eastern and request to be connected to the Polo Ralph Lauren Fourth Quarter and Full Year 2008 conference call.

An online archive of the broadcast will be available by accessing the Company’s investor relations website at http://investor.ralphlauren.com. A telephone replay of the call will be available from 12:00 P.M. Eastern, Wednesday, May 28, 2008 through 11:00 P.M. Eastern, Monday, June 2, 2008 by dialing (888) 203-1112 and entering passcode 4780395.

POLO RALPH LAUREN CORPORATION

CONSOLIDATED BALANCE SHEETS

(In millions)

(Unaudited)

	March 29,	March 31,
	2008	2007

ASSETS
Current assets:
Cash and cash equivalents	$551.5	$563.9
Short-term investments	74.3	-
Accounts receivable, net of allowances	508.4	467.5
Inventories	514.9	526.9
Deferred tax assets	76.6	44.4
Prepaid expenses and other	167.8	83.2

Total current assets	1,893.5	1,685.9

Property and equipment, net	709.9	629.8
Deferred tax assets	116.9	56.9
Goodwill	975.1	790.5
Intangible assets, net	349.3	297.7
Other assets	320.8	297.2

Total assets	$4,365.5	$3,758.0

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$205.7	$174.7
Income tax payable	28.8	74.6
Accrued expenses and other	467.7	391.0
Current maturities of debt	206.4	-

Total current liabilities	908.6	640.3

Long-term debt	472.8	398.8
Non-current liability for unrecognized tax benefits	155.2	-
Other non-current liabilities	439.2	384.0

Total liabilities	1,975.8	1,423.1

Stockholders' equity:
Common stock	1.1	1.1
Additional paid-in-capital	1,017.6	872.5
Retained earnings	2,079.3	1,742.3
Treasury stock, Class A, at cost	(820.9)	(321.5)
Accumulated other comprehensive income	112.6	40.5

Total stockholders' equity	2,389.7	2,334.9

Total liabilities and stockholders' equity	$4,365.5	$3,758.0

POLO RALPH LAUREN CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

(Unaudited)

	Three Months Ended
	March 29 2008	March 31, 2007
Wholesale Net Sales	$785.6	$628.9
Retail Net Sales	400.0	346.2

Net Sales	1,185.6	975.1

Licensing Revenue	55.3	56.2

Net Revenues	1,240.9	1,031.3

Cost of Goods Sold (a)	(566.5)	(473.2)

Gross Profit	674.4	558.1

Selling, General & Administrative Expenses (a)	(513.7)	(434.3)
Amortization of Intangible Assets	(11.5)	(3.2)
Impairments of Retail Assets	(5.0)	-
Restructuring Charges	-	(0.6)
Total SG&A Expenses	(530.2)	(438.1)

Operating Income	144.2	120.0

Foreign Currency Gains (Losses)	(2.1)	(0.3)

Interest Expense	(6.8)	(5.6)

Interest and Other Income, Net	8.5	10.7

Equity in Income (Loss) of Equity-Method Investees	(0.6)	-

Minority Interest Expense	(0.0)	(4.4)

Income Before Provision for Income Taxes	143.2	120.4

Provision for Income Taxes	(39.7)	(47.2)

Net Income	$103.5	$73.2

Net Income Per Share - Basic	$1.03	$0.70

Net Income Per Share - Diluted	$1.00	$0.68

Weighted Average Shares Outstanding - Basic	101.0	104.0

Weighted Average Shares Outstanding - Diluted	103.8	107.4

Dividends declared per share	$0.05	$0.05

(a) Includes total depreciation expense of:	$(42.2)	$(37.3)

POLO RALPH LAUREN CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

(Unaudited)

	Twelve Months Ended
	Marcch 29 2008	March 31, 2007
Wholesale Net Sales	$2,758.1	$2,315.9
Retail Net Sales	1,912.6	1,743.2

Net Sales	4,670.7	4,059.1

Licensing Revenue	209.4	236.3

Net Revenues	4,880.1	4,295.4

Cost of Goods Sold (a)	(2,242.0)	(1,959.2)

Gross Profit	2,638.1	2,336.2

Selling, General & Administrative Expenses (a)	(1,932.5)	(1,663.4)
Amortization of Intangible Assets	(47.2)	(15.6)
Impairments of Retail Assets	(5.0)	-
Restructuring Charges	-	(4.6)
Total SG&A Expenses	(1,984.7)	(1,683.6)

Operating Income	653.4	652.6

Foreign Currency Gains (Losses)	(6.4)	(1.5)

Interest Expense	(25.7)	(21.6)

Interest and Other Income, Net	24.7	26.1

Equity in Income (Loss) of Equity-Method Investees	(1.8)	3.0

Minority Interest Expense	(2.1)	(15.3)

Income Before Provision for Income Taxes	642.1	643.3

Provision for Income Taxes	(222.3)	(242.4)

Net Income	$419.8	$400.9

Net Income Per Share - Basic	$4.10	$3.84

Net Income Per Share - Diluted	$3.99	$3.73

Weighted Average Shares Outstanding - Basic	102.3	104.4

Weighted Average Shares Outstanding - Diluted	105.2	107.6

Dividends declared per share	$0.20	$0.20

(a) Includes total depreciation expense of:	$(154.1)	$(129.1)

POLO RALPH LAUREN CORPORATION

OTHER INFORMATION

(In millions)

(Unaudited)

SEGMENT INFORMATION

The net revenues and operating income for the periods ended March 29, 2008 and March 31, 2007 for each segment were as follows:

	Three Months Ended		Twelve Months Ended
	March 29, 2008	March 31, 2007	March 29, 2008	March 31, 2007
Net revenues:
Wholesale	$ 785.6	$ 628.9	$ 2,758.1	$ 2,315.9
Retail	400.0	346.2	1,912.6	1,743.2
Licensing	55.3	56.2	209.4	236.3
Total Net Revenues	$ 1,240.9	$ 1,031.3	$ 4,880.1	$ 4,295.4

Operating Income (Loss):
Wholesale	$ 177.7	$ 138.8	$ 565.4	$ 477.8
Retail	(6.1)	(2.1)	204.2	224.2
Licensing	26.6	35.8	96.7	141.6
	198.2	172.5	866.3	843.6
Less:
Unallocated Corporate Expenses	(54.6)	(48.9)	(217.0)	(183.4)
Unallocated Legal/Restructuring Charges (a)	0.6	(3.6)	4.1	(7.6)
Total Operating Income	$ 144.2	$ 120.0	$ 653.4	$ 652.6

(a) - Fiscal 2008 consists of the reversal of an excess reserve into income related to the Company's credit card contingencies.